Exhibit 10.1

Date: 4 February 2013

Our  ref: 291362/52242/CBl/NIC

Green Dragon Wood Products Co. Limited
Room  312, 3/F
New East Ocean Centre
No. 9 Science Museum Road
Kowloon

Dear Sirs,

BANKING FACILITIES

DBS Bank (Hong Kong) Limited (the "Bank", which expression shall include its successors and assigns) is pleased to advise that it is prepared to consider making available or continuing to make available the banking facilities detailed below (the "Facilities") to the Borrower described below, subject to the provisions of this facility letter and the attached "Terms and Conditions Governing Banking Facilities and Services".

A.    BORROWER:

Green Dragon Wood Products Co. Limited

B.    FACILITY LIMITS:

Type(s) of Facility		Facility Limit(s)
1.	Overdraft	HKD4,000,000.-
2.	Letter of Credit	HKD10,000,000.-
3.	Tn1st Receipt	HKD10,000,000.
4.	Account Payable Financing	HKD10,000,000.
5.	Documents against Acceptance ("D/A") Bills Purchased and Documents against Payment ("DIP") Bills Purchased	HKD10,000,000.
6.	Account Receivable Financing	HKD10,000,000.
7.	Packing Loan	HKD10,000,000.

Important Condition(s) Governing Facility Limits:-

•	The aggregate outstanding of Facilities 2 to 7 shall not at any time exceed HKD10,000,000,-.

C.    PRICING AND CONDITIONS:

Unless otherwise provided  herein, interest and commission(s)  on the Facilities will be charged at the Bank's standard rate that may be varied from time to time at the Bank's discretion.

Overdraft	Interest: Prime Rate, on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank.

ENDSVS 0426(09/08)

DBS Bank (Hong Kong) Limited Institutional Banking Group 16th Floor, The Center 99 Queen's Road Central Central, Hong Kong	Customer Service Hotline Telephone: 852.2290 8068 Facsimile: 852.2169 0350 www.dbs.com

Green Dragon Wood Products Co. Limited	Our ref: 291362/52242/CBl/NlC

Letter of Credit ("L/C")	Maximum Tenor: 6 months at sight or usance up to l 20 days.

Trust Receipt ("T/R")	Maximum Tenor: l20 days.
Maximum Tenor (T/R plus Acceptance): 120 days.

Interest: (i) l% per annum below Prime Rate for Hong Kong Dollar bills; and (ii) Standard Bills Rate quoted by the Bank from time to time for foreign currency bills, on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank.

Account Payable Financing	Financing Percentage: 100% of invoice value against original or copy of supplier's invoice duly certified as a true copy by the Borrower.
Maximum Tenor: 120 days, less: (i) supplier's credit period (if any); and (ii) in case payment is made to the supplier after the payment due date, the period already lapsed.

Interest: (i) 1% per annum below Prime Rate for Hong Kong Dollar bills; and (ii) Standard Bills Rate quoted by the Bank from time to time for foreign currency bills, on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank.

Documents against Acceptance Bills Purchased ("D/A'') and Documents against Payment Bills Purchased ("D/P")	DIA: Financing percentage: 100% of bill amount.
Maximum Tenor: 120 days.
D/P:
Financing percentage: 100% of bill amount.
Maximum Tenor: at sight.

Interest: (i) 1% per annum below Prime Rate for Hong Kong Dollar bills; and (ii) Standard Bills Rate quoted by the Bank from time to time for foreign currency bills, on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank.

Green Dragon Wood Products Co. Limited	Our ref: 291362/52242/CBl/NlC

Account Receivable Financing	Financing percentage: 80% of the value of export invoice drawn on buyers approved by the Bank.
Maximum Tenor: 120 days.
Presentation of the following documents, each in a form acceptable to the Bank, are required:
1) a certified copy of invoice addressed to buyers approved by the Bank.
2) Documents evidencing the delivery of the relevant goods up to the satisfaction of the Bank.
3) a payment instruction to the approved buyers that sales proceeds must be made to the Borrower's account maintained with the Bank.

Interest: (i) 1% per annum below Prime Rate for Hong Kong Dollar bills; and (li) Standard Bills Rate quoted by the Bank from time to time for foreign currency bills, on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank.

Packing Loan	Financing percentage: 80% against export letters of credit deposited with the Bank.
Maximum Tenor: 120 days or expiry date of the related letter of credit, whichever is earlier.

Interest: (i) I% per annum below Prime Rate for Hong Kong Dollar bills; and (ii) Standard Bills Rate quoted by the Bank from time to time for foreign currency bills, on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank.

Repayment: The Loan will be repayable from the proceeds on negotiation of the related export bills.

Handling Fee of Facilities:	HKD35,000.-

Others	Bills Commission: 1st USD50,000.- or its equivalent 1/8% Balance 1/16% Export Bills Collection Handing Commission: 1/8% flat

Green Dragon Wood Products Co. Limited	Our ref: 291362/52242/CBl/NlC

D.    SECURITY AND CONDITIONS PRECEDENT:

Unless otherwise approved by the Bank, the Facilities will be made available or continue to be made available to the Borrower provided that the Bank has received each of the following, in a form and substance satisfactory to the Bank:

1.	This letter duly executed by the Borrower.

2.	General Commercial Agreement duly executed by the Borrower.

3.
All monies First Legal Charge/Mortgage over the propet1y at Flat B on 18/F of Block 6, Villa Oceania, No. 8 On Chun Street, Shatin, New Territories and an assignment of insurance policy in respect of the above property duly executed by and in the name of Lu Weiwen.

4.	Guarantee and Indemnity for an unlimited amount duly executed by Lee Kwok Leung.

5.	All documents and/or other requirements for complying with Customer Acceptance Policies or similar requirements imposed by governing authorities and/or the Bank.

6.
Original or Certified copies of all necessary consents, approvals and other authorizations (including but not limited to those required by relevant governing authorities and/or the resolutions of the directors and shareholders of the Borrower and/or any security provider(s)) in connection with the execution, delivery, performance and enforcement of this letter and all other documents mentioned above, if applicable.

7.
Original or Certified copies of all necessary registrations and filings as may be required by relevant governing authorities in connection with the execution, delivery, performance and enforcement of this letter and all other documents mentioned above, if applicable.

8.	Such other documents, items or evidence that the Bank may request from time to time.

E.     FACILITY ADJUSTMENT AND TOP-UP REQUIREMENT

The Borrower shall comply with (and procure any security provider to comply with) at all times the security coverage ratio(s) specified in this letter or as may be determined by the Bank from time to time. If any of the security coverage ratio(s) shall at any time fall below the level required by the Bank, the Borrower shall provide additional security acceptable to the Bank and/or reduce the 011tstanding of the Facilities designated by the Bank, in order to comply with the relevant requirements within the time limit imposed by the Bank from time to time. Without prejudice to the rights of the Bank under this letter, the Bank is authorized, from time to time, to uplift, realize, collect or sell as the Bank may think fit and without being liable for any loss to the Borrower or any security provide1 if applicable, all or any pmi of the securities pledged to the Bank without any prior notice to the Borrower or any security provider, if applicable, and to apply the proceeds in or towards satisfaction of the Borrower's indebtedness owing to the Bank.

Green Dragon Wood Products Co. Limited	Our ref: 291362/52242/CBl/NlC

F.     COVENANTS AND UNDERTAKINGS:

The Borrower undertakes to the Bank that  it will:

•	maintain its net worth at not less than HKD20,000,000.- at all times.

•	channel its annual bills business to the Bank at not less than HKD30,000,000.- for each period of 12 consecutive calendar months.

•	channel not less than40% of annual credit turnover to the Bank.

•
ensure that all consents, licences, approvals, registrations and filings (as appropriate) in connection with the Facilities, guarantee or securities as may be provided in relation to the Facilities granted hereunder are duly obtained, completed and will remain in full effect throughout the period when there is outstanding under the Facilities.

•	promptly submit to the Bank:

a)
a certified  copy of the audited (and, as appropriate, consolidated) financial statements of  the Borrower and all corporate security provider(s), if applicable, as soon as they are available, but in any event within 10 months after the end of the financial year end and at any other time requested by the Bank;

b)	with reasonable promptness, details of any litigation, arbitration or administrative proceeding current or, to its knowledge, threatened or commenced against it; and

c)	other information that the Bank may request from time to time.

•	immediately inform the Bank of:

a)
any change of the Borrower's directors or beneficial  shareholders (except where the Borrower is a listed company) or amendment to its memorandum or at1icles of association or equivalent constitutional documents.

b)	any substantial change to the general nature of the Borrower's existing business.

c)	any factor which may inhibit, impair or delay performance by the Borrower or the security provider(s), if any, of the obligations under any loan and security documents to which they are a party.

d)
the failure to continue to obtain consents, licences, approvals, registrations and flings (as appropriate) in connection with the granting of the Facilities and/or the provision of securities (including without limitation guarantee(s)) in relation to the Facilities granted hereunder throughout the period when there is outstanding under the Facilities.

G.    OTHER TERMS AND CONDITIONS

The Facilities are available at the sole discretion of the Bank and are in all respects uncommitted. The Bank may at any time immediately modify, terminate, cancel or suspend the Facilities or any part of it, or otherwise vary the Facilities or any part of it, without the consent of the Borrower or any other person. Unless the changes are not within the Bank's control, the Bank shall give reasonable notice to the Borrower for any variation to the Facilities affecting the interest, fees and charges and the liabilities or obligations of the Borrower, and such variation shall take effect after the expiration of such notice which may be given by the Bank by such means as the Bank may at its discretion see fit.

Green Dragon Wood Products Co. Limited	Our ref: 291362/52242/CBl/NlC

Notwithstanding any provisions stated in this letter, the Facilities are repayable on demand by the Bank. The Bank has the overriding right at any time to require immediate payment of all principal, interest, fees and other amounts outstanding under this letter or any part  thereof and/or to require cash collateralisation of all or any sums actually or contingently owing to it under the Facilities.

The Borrower hereby authorizes the Bank to debit any sum which may be required to meet the payment of principal, interest, default interest, handling fee, commissions, fire insurance premium and other fees and charges in relation to (i) the Facilities or (ii) such other loan(s) into which the Facilities may from time to time be converted, consolidated and /or replaced from (unless otherwise specified by the Borrower) any of the current account(s) maintained by the Borrower with the Bank.

The "Terms and Conditions Governing Banking Facilities and Services" attached and/or referred to in this letter form an integral part of this letter and the Borrower agrees to observe and be bound by them.

This letter and the Facilities shall be governed by the laws of the Hong Kong Special Administrative Region and the parties hereto hereby submit to the non-exclusive jurisdiction of the Hong Kong Courts.

Please signify your understanding and acceptance of this offer by signing and returning to us the duplicate copy of this letter and provide each of the items under the section headed "Security And Conditions Precedent" above, for the attention of Mr. Ellis Ng ("Designated Relationship Manager”), within one month from the date of this letter, otherwise the offer will lapse at the discretion of the Bank.

We enclose a set of documents which should also be completed and returned to us.   If you have any queries, please contact the Designated Relationship Manager at telephone number 3668 5215.

We are pleased to be of service to you.

Yours faithfully,
For and on behalf of
DBS Bank (Hong Kong) Limited

Authorized  Signatories

AP/ed
Encl.

Green Dragon Wood Products Co. Limited	Our ref: 291362/52242/CBl/NlC

We hereby confirm our understanding and acceptance of all the terms and conditions set out in (i) this letter, and (ii) the "Terms and Conditions Governing Banking Facilities and Services" attached to this letter and our agreement to be bound by all of them.

Signed for and on behalf of
Green Dragon Wood Products Co. Limited

Authorized signor(s)

Signature of Witness:

Name of Witness:
Hong Kong Identification
Passport No: